UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2007

GOLF GALAXY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-51460	41-1831724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7275 Flying Cloud Drive
Eden Prairie, Minnesota		55344
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (952) 941-8848

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 13, 2007, the shareholders of Golf Galaxy, Inc. (the “Company”) approved the Agreement and Plan of Merger, dated as of November 13, 2006 (the “Merger Agreement”), with Dick’s Sporting Goods, Inc. (“Purchaser”) and Yankees Acquisition Corp., a wholly-owned subsidiary of Purchaser (“Sub”), which provides for the merger of Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Purchaser (the “Merger”).  On February 13, 2007, following approval of the Merger Agreement by the Company’s shareholders, the Merger was completed.  As a result of the Merger, the Company has been acquired by Purchaser.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to a Form 8-K filed by the Company on November 14, 2006, and which is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger, the Company notified the NASDAQ Stock Market LLC (“NASDAQ”) on February 13, 2007 that each share of the Company’s common stock had been converted into the right to receive $18.82 in cash, without interest, and requested that NASDAQ file with the Securities and Exchange Commission an application on Form 25 to report that shares of the Company’s common stock are no longer listed on NASDAQ.

Item 3.03 Material Modification to Rights of Security Holders.

On February 13, 2007, as a result of the Merger, each share of the Company’s common stock (other than shares owned by Purchaser or Sub and other than shares with respect to which dissenters’ rights were validly perfected under Minnesota law) was converted into the right to receive $18.82 in cash, without interest.

Item 5.01 Changes in Control of Registrant.

On February 13, 2007, pursuant to the terms of the Merger Agreement, Purchaser consummated the acquisition of the Company through the Merger, with the Company continuing as the surviving corporation. As a result of the Merger, Purchaser is the sole shareholder of the Company.  The aggregate cash paid for all of the outstanding shares of the Company’s common stock, as well as the cash paid to holders of vested and in-the-money options who elected to receive a cash payment equal to the difference between the merger consideration of $18.82 and the option exercise price times the number of shares subject to the option, was approximately $211 million.  Together with Purchaser’s repayment of Company indebtedness, approximately $225 million was required to complete the Merger, which was funded by available cash and borrowings under Purchaser’s line of credit.  Pursuant to the Merger Agreement, the directors of Sub immediately prior to the completion of the Merger became the directors of the Company.  The officers of the Company will continue as the officers of the Company following completion of the Merger.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2007, following completion of the Merger, each of Randall K. Zanatta, Gregory B. Maanum, David E. Bloom, Jack W. Eugster, David S. Gellman, Thomas C. Healy, William C. Mulligan, Gregg S. Newmark and Douglas C. Neve, all of the Company’s then acting directors, resigned from the Board of Directors of the Company, and Mike Hines and Bill Newlin, the directors of Sub immediately prior to the completion of the Merger, became the directors of the Company.  The officers of the Company will continue as the officers of the Company following completion of the Merger.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the Merger, the Company’s articles of incorporation were amended and restated, effective February 13, 2007, so that they read in their entirety as the articles of incorporation of Sub immediately prior to the completion of the Merger. In addition, as a result of the Merger, the by-laws of Sub became the by-laws of the Company.  Copies of the Amended and Restated Articles of Incorporation and By-laws of the Company are attached as Exhibits 3.1 and 3.2 hereto and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following are filed as Exhibits to this Report.

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation of the Company
3.2	By-laws of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLF GALAXY, INC.
(Registrant)

Date February 13, 2007	/s/ RICHARD C. NORDVOLD
Richard C. Nordvold
Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation of the Company
3.2	By-laws of the Company